ML JWH STRATEGIC ALLOCATION FUND L.P.

                SUPPLEMENT DATED FEBRUARY 4, 2003 TO PROSPECTUS
                              DATED MAY 14, 2002


               In accordance with the rules of the Commodity Futures Trading Commission (the "CFTC"), this Supplement updates certain information contained in the Prospectus dated May 14, 2002 (the "Prospectus") of ML JWH Strategic Allocation Fund L.P. (the "Fund"). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

               Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

               This Supplement contains certain updated information relating to the Fund, including:
                      (1) an updated version of the performance record of the Fund set forth on pages 15-16 of the Prospectus;
                      (2) updated information related to the markets traded by John W. Henry & Company, Inc. ("JWH") on behalf of the Fund set forth on page 5 of the Prospectus; and
                      (3) updated information related to the principals of JWH set forth on pages 53-55 of the Prospectus.

               The updated performance record must be read in conjunction with the notes on pages 16-17 of the Prospectus.

                        * * * * * * * * * * * * * * * * * * *

               All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

                        ------------------------------


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        ------------------------------


 THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR
                    ACCURACY OF THIS DISCLOSURE DOCUMENT.

                        ------------------------------



              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                                 Selling Agent

                        MLIM ALTERNATIVE STRATEGIES LLC
                                General Partner

               The following information updates the description of JWH set forth on pages 15-16 of the Prospectus.

Performance of the Fund

        The following are the monthly rates of return and the month-end Net Asset Value per Unit from January 1, 1997 through December 31, 2002.


                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                       January 1, 1997-December 31, 2002
                     Aggregate Subscriptions: $511,933,964
                     Current Capitalization: $318,267,306
             Worst Monthly Decline (Month/Year): (14.60)% (11/01)
        Worst Peak-to-Valley Decline (Month/Year): (24.31)% (7/99-9/00)
             Net Asset Value per Unit, December 31, 2002: $219.52
                Number of Unitholders, December 31, 2002: 6449

------------------------------------ --------------------------------- ---------------------------------
               Month                     Monthly Rates of Return            Month-End NAV per Unit
------------------------------------ --------------------------------- ---------------------------------
1997
------------------------------------ --------------------------------- ---------------------------------
January                                              3.01%                          $126.87
------------------------------------ --------------------------------- ---------------------------------
February                                            (0.03)                           126.83
------------------------------------ --------------------------------- ---------------------------------
March                                                0.07                            126.92
------------------------------------ --------------------------------- ---------------------------------
April                                               (0.46)                           126.34
------------------------------------ --------------------------------- ---------------------------------
May                                                 (3.11)                           122.41
------------------------------------ --------------------------------- ---------------------------------
June                                                 0.27                            122.74
------------------------------------ --------------------------------- ---------------------------------
July                                                 7.11                            131.47
------------------------------------ --------------------------------- ---------------------------------
August                                              (3.31)                           127.12
------------------------------------ --------------------------------- ---------------------------------
September                                           (0.66)                           126.28
------------------------------------ --------------------------------- ---------------------------------
October                                              2.58                            129.54
------------------------------------ --------------------------------- ---------------------------------
November                                             0.97                            130.80
------------------------------------ --------------------------------- ---------------------------------
December                                             3.52                            135.40
------------------------------------ --------------------------------- ---------------------------------
Compound Annual Rate of Return                       9.93%
------------------------------------ --------------------------------- ---------------------------------
1998
------------------------------------ --------------------------------- ---------------------------------
January                                             (1.51)%                         $133.35
------------------------------------ --------------------------------- ---------------------------------
February                                            (0.66)                           132.47
------------------------------------ --------------------------------- ---------------------------------
March                                                0.77                            133.48
------------------------------------ --------------------------------- ---------------------------------
April                                               (3.38)                           128.97
------------------------------------ --------------------------------- ---------------------------------
May                                                  4.04                            134.18
------------------------------------ --------------------------------- ---------------------------------
June                                                (1.54)                           132.11
------------------------------------ --------------------------------- ---------------------------------
July                                                (1.22)                           130.50
------------------------------------ --------------------------------- ---------------------------------
August                                               9.68                            143.13
------------------------------------ --------------------------------- ---------------------------------
September                                            7.53                            153.91
------------------------------------ --------------------------------- ---------------------------------
October                                              0.83                            155.19
------------------------------------ --------------------------------- ---------------------------------
November                                            (8.11)                           142.61
------------------------------------ --------------------------------- ---------------------------------
December                                             8.23                            154.34
------------------------------------ --------------------------------- ---------------------------------
Compound Annual Rate of Return                      14.00%
------------------------------------ --------------------------------- ---------------------------------
1999
--------------------------------------------------------------------------------------------------------
January                                             (2.82)%                         $149.98
------------------------------------ --------------------------------- ---------------------------------
February                                             2.56                            153.82
------------------------------------ --------------------------------- ---------------------------------
March                                               (1.11)                           152.11
------------------------------------ --------------------------------- ---------------------------------
April                                                4.30                            158.66
------------------------------------ --------------------------------- ---------------------------------
May                                                 (0.15)                           158.41
------------------------------------ --------------------------------- ---------------------------------
June                                                 3.69                            164.26
------------------------------------ --------------------------------- ---------------------------------
July                                                (2.81)                           159.64
------------------------------------ --------------------------------- ---------------------------------
August                                               0.07                            159.75
------------------------------------ --------------------------------- ---------------------------------
September                                           (2.26)                           156.13
------------------------------------ --------------------------------- ---------------------------------
October                                             (7.99)                           143.66
------------------------------------ --------------------------------- ---------------------------------
November                                             2.26                            146.91
------------------------------------ --------------------------------- ---------------------------------
December                                            (0.35)                           146.40
------------------------------------ --------------------------------- ---------------------------------
Compound Annual Rate of Return                      (5.15)%
------------------------------------ --------------------------------- ---------------------------------
2000
------------------------------------ --------------------------------- ---------------------------------
January                                              1.08%                          $147.98
------------------------------------ --------------------------------- ---------------------------------
February                                             1.10                            149.61
------------------------------------ --------------------------------- ---------------------------------
March                                               (4.16)                           143.39
------------------------------------ --------------------------------- ---------------------------------
April                                               (1.59)                           141.10
------------------------------------ --------------------------------- ---------------------------------
May                                                 (1.04)                           139.63
------------------------------------ --------------------------------- ---------------------------------
June                                                (3.95)                           134.11
------------------------------------ --------------------------------- ---------------------------------
July                                                (3.56)                           129.33
------------------------------------ --------------------------------- ---------------------------------
August                                               3.65                            134.06
------------------------------------ --------------------------------- ---------------------------------





                                     -1-


------------------------------------ --------------------------------- ---------------------------------
September                                           (7.26)                           124.33
------------------------------------ --------------------------------- ---------------------------------
October                                              5.66                            131.37
------------------------------------ --------------------------------- ---------------------------------
November                                            13.10                            148.57
------------------------------------ --------------------------------- ---------------------------------
December                                            16.91                            173.69
------------------------------------ --------------------------------- ---------------------------------
Compound Rate of Return                             18.65%
------------------------------------ --------------------------------- ---------------------------------
2001
------------------------------------ --------------------------------- ---------------------------------
January                                             (0.63)%                         $172.60
------------------------------------ --------------------------------- ---------------------------------
February                                            (0.70)                           171.38
------------------------------------ --------------------------------- ---------------------------------
March                                               11.35                            190.83
------------------------------------ --------------------------------- ---------------------------------
April                                               (9.71)                           172.29
------------------------------------ --------------------------------- ---------------------------------
May                                                  2.51                            176.63
------------------------------------ --------------------------------- ---------------------------------
June                                                (4.81)                           168.12
------------------------------------ --------------------------------- ---------------------------------
July                                                (4.07)                           161.28
------------------------------------ --------------------------------- ---------------------------------
August                                               6.00                            170.97
------------------------------------ --------------------------------- ---------------------------------
September                                            2.94                            175.99
------------------------------------ --------------------------------- ---------------------------------
October                                              4.20                            183.39
------------------------------------ --------------------------------- ---------------------------------
November                                           (14.60)                           156.62
------------------------------------ --------------------------------- ---------------------------------
December                                             8.52                            169.97
------------------------------------ --------------------------------- ---------------------------------
Compound Rate of Return                             (2.15)%
------------------------------------ --------------------------------- ---------------------------------
2002
------------------------------------ --------------------------------- ---------------------------------
January                                          (0.91)%                           $168.42
------------------------------------ --------------------------------- ---------------------------------
February                                          (3.43)                            162.64
------------------------------------ --------------------------------- ---------------------------------
March                                             (5.21)                            154.17
------------------------------------ --------------------------------- ---------------------------------
April                                              0.91                             155.57
------------------------------------ --------------------------------- ---------------------------------
May                                                8.62                             168.98
------------------------------------ --------------------------------- ---------------------------------
June                                              20.11                             202.97
------------------------------------ --------------------------------- ---------------------------------
July                                               7.24                             217.66
------------------------------------ --------------------------------- ---------------------------------
August                                             3.86                             226.06
------------------------------------ --------------------------------- ---------------------------------
September                                          6.17                             240.00
------------------------------------ --------------------------------- ---------------------------------
October                                           (7.83)                            221.21
------------------------------------ --------------------------------- ---------------------------------
November                                          (6.63)                            206.54
------------------------------------ --------------------------------- ---------------------------------
December                                           6.28                             219.52
------------------------------------ --------------------------------- ---------------------------------
Compound Rate of Return                           29.15%
------------------------------------ --------------------------------- ---------------------------------

                             CUMULATIVE STATISTICS

 Correlation Coefficient vs. S&P 500: (0.39) / Beta vs. S&P 500: 0.21 / Sharpe
                                  Ratio: 0.27
    The cumulative statistics data relates to the performance of the joint venture between the Fund and JWH, not of the
                                 Fund itself.


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                 [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

             The following information updates the description of JWH set forth on page 5 of the Prospectus.

Markets Traded by the JWH Programs for the Fund

        The JWH programs emphasize trading currencies and financial instruments, but participate in most major sectors of the global economy. The following markets are traded if and when contract liquidity, legal constraints, market conditions and data reliability standards meet JWH's specifications:


Currencies                                                Eurobond                   U.S. 5-year Treasury Notes
-----------------------------------------------------     EuroBund                   U.S. 10-year Treasury Notes
Australian Dollar          Israeli Shekel                 Eurodollar                 U.S. Treasury Bonds
Brazilian Real             Korean Won                     Stock Indices
British Pound              New Zealand Dollar             --------------------------------------------------
Canadian Dollar            Norwegian Krone                Australian All             FTSE 100 (UK)
Chilean Peso               Polish Zloty                     Ordinaries Index         Nasdaq 100
Czech Krona                Singapore Dollar               DAX (German)               Nikkei 225 Index
Danish Krone               South African Rand             Eurostoxx                  (Japan)
Euro                       Swedish Krona                                             S&P 500 Stock Index
Hong Kong Dollar           Swiss Franc                    Metals
Indian Rupee               Taiwan Dollar                  --------------------------------------------------
Japanese Yen               Thai Bhat                      Aluminum                   Nickel
Mexican Peso               Turkish Lira                   Copper                     Silver
                                                          Gold                       Zinc

Financial Instruments                                     Agricultural Products
-----------------------------------------------------     --------------------------------------------------
Australian                 Euroyen                        Cattle                     Soybeans
  (90-day) Bank Bills      Euribor                        Cocoa                      Soymeal
Australian                 Euroswiss                      Coffee                     Soy Oil
  (3-year and 10-year)     Federal Funds                  Corn                       Sugar
  Treasury Bonds           German Bonds                   Cotton                     Wheat
Bobl                       Japanese Bonds                 Hogs
Canadian Bankers           U.K. Long "Gilts"
  Acceptances              U.K. Short Sterling            Energy
Canadian Bonds             U.S. Agency 10-year Notes      --------------------------------------------------
Euro 2-year                U.S. 2-year Treasury Notes     Brent Crude                Natural Gas
                                                          Crude Oil                  No. 2 Heating Oil
                                                          Gas Oil                    Unleaded Gasoline





        There is no way to predict which markets the Fund will trade or what its relative commitments to the different markets will be.

            The following information updates the description of JWH set forth on pages 53-55 of the Prospectus.

JWH Principals

(i) Effective January 1, 2003, Mr. Paul Braica is a senior vice-president and chief financial officer of JWH and Mr. Kenneth S. Webster is a senior vice-president, operations. Accordingly, the section titled "JWH Principals" beginning on page 53 is hereby amended as follows to include the biography of Messrs. Braica and Webster as of January 1, 2003.

Mr. Paul Braica is a senior vice president and chief financial officer. He is also a principal of Westport Capital Management Corporation, JWH Investment Management, Inc., Global Capital Management Limited and JWH Securities, Inc. Since joining JWH in April 1996, Mr. Braica has held positions of increasing responsibility in internal audit, risk management, and administration. Before joining JWH, he was employed with Ernst & Young LLP as an auditor from December 1994 to March 1996. Mr. Braica received a BA in Economics from Gettysburg College, a MBA from Rutgers University and a MS in Taxation from Seton Hall University and was certified as a CPA by the State of New York in 1989.

Mr. Kenneth S. Webster, CPA is senior vice president, operations. He is also a principal of Westport Capital Management Corporation and Global Capital Management Limited. He is responsible for firm wide operations including management of the investment support and information technology departments. Since joining JWH in January 1995, Mr. Webster has held positions of increasing responsibility and has played an instrumental role in the development and implementation of support systems for JWH and its affiliates. Prior to his employment at JWH, Mr. Webster was the Controller of Chang Crowell Management, a registered CTA, from December 1991 to December 1994, where he was responsible for directing the financial and operational activities of the firm. Mr. Webster received a BBA in Accounting from Pace University.

Mr. E. Lyndon Tefft is no longer associated with JWH or any of its affiliates as of January 1, 2003.

Mr. David I. Ginsberg is no longer a principal of JWH.


(ii) Effective January 1, 2003, Mr. Matt Driscoll is a senior vice-president, trading and chief trader and Mr. Julius A. Staniewicz is a vice-president, senior strategist and manager of research. Accordingly, the section titled "JWH Principals" beginning on page 53 is hereby amended to reflect these changes in title.

(iii) The section titled "JWH Principals" beginning on page 53 is hereby amended to include the biography of Mr. William S. Dinon.

Mr. William S. Dinon is a vice president of sales and manager of retail distribution. He is responsible for global retail distribution, broker/dealer support and general business development. Prior to joining JWH in August 2002, Mr. Dinon was a senior vice president and national sales manager for Evergreen Investment Management Services institutional mutual fund group from January 2000 through May 2001 (Evergreen Investment Management Services is owned by Wachovia Bank). Also, while at Evergreen, he served as director of sales and marketing for institutional separately managed accounts from August 1997 to January 2000. Before joining Evergreen, Mr. Dinon was vice president of institutional sales at Wilmington Trust Company from 1993 through 1997. Mr. Dinon received a BA in Economics from Shippensburg University.



                 [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                       ACKNOWLEDGMENT OF RECEIPT OF THE
           SUPPLEMENT DATED FEBRUARY 4, 2003 TO THE PROSPECTUS DATED
             MAY 14, 2002 OF ML JWH STRATEGIC ALLOCATION FUND L.P.


           The undersigned hereby acknowledges that the undersigned has received a copy of the Supplement dated February 4, 2003 to the Prospectus dated May 14, 2002 of ML JWH Strategic Allocation Fund L.P.


INDIVIDUAL SUBSCRIBERS:                        ENTITY SUBSCRIBERS:


-----------------------------                  --------------------------------
                                               (Name of Entity)

                                               By:
-----------------------------                     -----------------------------
Signature of Subscriber(s)

                                               Title:
                                                     --------------------------
                                               (Trustee, partner or authorized
                                                officer)



Dated:  ____________________________



   A signed copy of this Acknowledgment of Receipt of this February 4, 2003
        Supplement and the Subscription Agreement and Power of Attorney
            signature page from the May 14, 2002 Prospectus must be
              returned to your Merrill Lynch Financial Advisor.

                                     -1-